Exhibit 99.1

Hatteras Financial Corp. Announces Fourth Quarter 2013 Financial Results

WINSTON-SALEM, N.C.--(BUSINESS WIRE)--February 11, 2014--Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended December 31, 2013.

Fourth Quarter 2013 Highlights

•	GAAP net loss ($0.16) per weighted average share
•	Core earnings of $0.51 per weighted average share
•	Dividend of $0.50 per common share
•	Quarter end book value of $21.50 per common share
•	GAAP leverage of 7.0 to 1
•	Leverage of 7.3 to 1, including TBA dollar rolls
•	Weighted average constant prepayment rate (“CPR”) of 14.2% for the quarter
•	Repurchased 1.3 million shares at weighted average per share price of $16.91

Fourth Quarter 2013 Results

During the quarter ended December 31, 2013, the Company had a GAAP net loss to common shareholders of ($15.4) million, or ($0.16) per diluted common share, compared to net loss of ($267.6) million, or ($2.72) per diluted common share during the quarter ended September 30, 2013.  The decrease in net loss was primarily due to fewer sales of the Company’s agency securities along with gains on its derivative instruments. The Company realized a net loss on sale of mortgage-backed securities (MBS) of ($68.7) million during the quarter compared to ($225.6) million for the previous quarter. The Company continued to rebalance its portfolio during the quarter along with reducing leverage and increasing hedge positions.  For the quarter ended December 31, 2013, the Company had core earnings of $0.51 per common share compared to $0.44 per common share during the quarter ended September 30, 2013.  “Core earnings" represents a non-GAAP measure and is calculated as net interest margin, as adjusted for certain derivative impacts, and after deducting operating expenses and dividends on preferred stock.  Management believes core earnings is additional useful information of the Company’s performance in light of, among other things, the discontinuation of hedge accounting for its interest rates swaps at the end of the third quarter.

Net interest margin for the quarter ended December 31, 2013 was $64.0 million, compared to $55.7 million for the quarter ended September 30, 2013. The Company’s net interest spread increased to 1.26% for the fourth quarter of 2013 from 0.86% in the third quarter of 2013.  A large driver of this increase was the higher yield on average assets.  The yield on the Company’s agency securities was 2.16% in the fourth quarter compared to 1.80% in the third quarter as a rise in mortgage rates in the second half of 2013 caused a slowdown in prepayments and less amortization expense.

The Company’s cost of funds decreased 0.04% to 0.90% for the quarter ended December 31, 2013. The Company’s average short term financing rate decreased to 0.36% in the fourth quarter of 2013 from 0.38% in the third quarter of 2013.  The Company’s effective cost of funds, which includes certain interest rate swap adjustments, was 1.05% as compared to 0.94% in the prior quarter.  Operating expenses increased to $7.5 million from $6.7 million in the prior quarter.  The total annualized expense ratio for the quarter was 1.25% of average shareholders’ equity for the quarter ended December 31, 2013 as compared to 1.10% for the prior quarter.

“We are pleased with our fourth quarter results, especially as they indicate the success of the rebalancing efforts made by our portfolio team during the second half of 2013,” said Michael Hough the Company’s Chief Executive Officer.  “Through our traditional use of adjustable rate mortgage products, 15-year mortgages, and more specific uses of hedging tools, we are positioned for greater consistency as the Federal Reserve’s exit from QE3 may create additional volatility in the future.  Our goal is to establish a conservative portfolio that can generate predictable returns and we believe that our portfolio is positioned to perform well and to our expectations.”

Dividend

The Company declared a dividend of $0.50 per share of common stock with respect to the quarter ended December 31, 2013, which was a decrease from the $0.55 per share dividend for the quarter ended September 30, 2013.  Based on the closing share price of $16.34 on December 31, 2013, the fourth quarter dividend equates to an annualized yield of 12.2%.

Portfolio

The Company’s weighted average earning assets, consisting of residential mortgage securities issued primarily by Fannie Mae and Freddie Mac, was $20.1 billion for the quarter ended December 31, 2013, compared to $23.8 billion for the previous quarter.  The portfolio’s weighted average coupon was 2.78% for the fourth quarter of 2013, compared to 2.67% for the third quarter of 2013, and was 2.80% at December 31, 2013.  The annualized yield on average assets was 2.16% for the fourth quarter of 2013, compared to 1.80% for the third quarter of 2013, due primarily to lower premium amortization.

At December 31, 2013, the Company’s portfolio of agency securities consisted of 93.0% of adjustable-rate agency securities and 7.0% of 15-year fixed-rate agency securities.  The Company’s adjustable-rate agency securities portfolio at December 31, 2013 is summarized below.

(Dollars in thousands)
Months to Reset	% of ARM Portfolio	Current Face Value	Weighted Avg. Coupon	Weighted Avg. Amortized Purchase Price	Amortized Cost	Weighted Avg. Market Price	Market Value
0-12	7.5%	$1,165,714	3.15%	$101.77	$1,186,380	$106.10	$1,236,878
13-24	9.8%	1,526,598	3.49%	$102.30	1,561,668	$105.73	1,614,081
25-36	14.2%	2,212,306	2.99%	$102.45	2,266,557	$104.96	2,321,985
37-48	15.4%	2,430,716	2.73%	$102.77	2,498,130	$103.88	2,524,939
49-60	15.1%	2,394,168	2.94%	$102.58	2,455,924	$103.72	2,483,318
61-72	29.0%	4,664,901	2.46%	$103.31	4,819,437	$101.83	4,750,098
73-84	9.0%	1,461,452	2.44%	$102.89	1,503,660	$100.62	1,470,490
Total ARMS	100.0%	$15,855,855	2.80%	$102.75	$16,291,756	$103.44	$16,401,789

The Company’s fixed-rate agency securities portfolio at December 31, 2013 is summarized below:

(Dollars in thousands)
	Current Face Value	Weighted Avg. Coupon	Weighted Avg. Amortized Purchase Price	Amortized Cost	Weighted Avg. Market Price	Market Value

Total Fixed Rate	$1,188,334	3.46%	$104.46	$1,241,286	$104.41	$1,240,743

At December 31, 2103 the Company also owned 15-year TBA dollar rolls in the amount of $627.2 million not included in the table above.  The Company accounts for TBA dollar roll positions as derivative instruments and recognizes dollar roll income/(loss) in other income (loss), net on the Company's financial statements. As of December 31, 2013, the Company's net TBA mortgage portfolio had a cost basis of approximately $632.3 million and a net carrying value of ($5.1) million reported in other liabilities on the Company's balance sheet.  The Company uses dollar rolls as an alternative financing for its 15-year fixed rate positions.

During the fourth quarter of 2013, the expense of amortizing the premium on the Company’s securities was $26.7 million, compared to $47.2 million during the third quarter of 2013. The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annualized basis) during the fourth quarter of 2013 was 19.6%, compared to 27.7% during the third quarter of 2013, indicating the extent of the slowdown in mortgage refinancing.  The Company’s weighted-average one-month constant prepayment rate (CPR) for the quarter ended December 31, 2013 was 14.2, as compared to 19.7 for the quarter ended September 30, 2013.  CPR measures unscheduled repayment rate as a percentage of principal on an annualized basis.

Portfolio Financing and Leverage

At December 31, 2013, the Company financed its portfolio with approximately $16.5 billion of borrowings under repurchase agreements and dollar rolls on issued securities.  The Company’s debt-to-shareholders’ equity ratio at December 31, 2013, was 7.0 to 1 compared to 7.9 to 1 as September 30, 2013.  The Company’s effective leverage, which includes the effects of TBA dollar roll financing, was 7.3 to 1 at December 31, 2013.  At December 31, 2013, the Company’s repurchase agreements had a weighted-average remaining term of approximately 25 days.

The Company uses interest rate swap agreements and Eurodollar futures contracts to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio.  As of December 31, 2013, the Company had entered into interest rate swaps and Eurodollar futures contracts with effective notional amounts and rates as shown in the following table.

(Dollars in thousands)	Eurodollar	Eurodollar	Swap	Swap		Weighted-Average
	Futures	Futures Rate	Notional	Rate	Total	Rate
Effective 2014	$4,698,500	0.35%	$9,441,668	1.35%	$14,140,168	1.02%
Effective 2015	5,105,000	0.79%	6,341,665	1.12%	11,446,665	0.97%
Effective 2016	5,027,250	1.86%	3,400,000	0.91%	8,427,250	1.48%
Effective 2017	4,781,000	2.98%	1,083,335	0.90%	5,864,335	2.60%
Effective 2018	2,541,250	3.77%	50,000	0.96%	2,591,250	3.72%
Effective 2019	35,000	4.24%	-	-	35,000	4.24%

Book Value

The Company’s book value (shareholders’ equity less preferred stock liquidation preference) per share on December 31, 2013 was $21.50, up 0.9%, from the per share book value of $21.31 on September 30, 2013.  On a per share basis, the book value at December 31, 2013 consisted of $25.30 of common equity, ($3.72) of retained losses, $1.07 of unrealized gains on agency securities, and ($1.15) of unrealized losses on interest rate swaps.

Full Year 2013 Results

The yield on average assets decreased during 2013 as compared to 2012.  The yield dropped from 2.28% in 2012 to 1.96% for the year ended December 31, 2013.  The most significant factor in this decrease was the lower average coupon on the Company’s portfolio, due to accelerated prepayments and the reinvestment at lower rates driven by the continued pressure on mortgage rates from U.S. government policy.  The Company had a net loss of ($156.1) million or ($1.59) per weighted average common share compared to net income $341.7 million, for the 12 months ended December 31, 2012, which equaled $3.67 per weighted average common share.

The primary driver for the Company’s loss in 2013 was losses on securities sales and derivative positions.  The Company had net losses on sale of MBS securities of $283.0 for the year ended December 31, 2013 compared to a gain of $64.3 million in the prior year.  Interest rates increased sharply mid-year as markets tried to interpret the effects from tapering of the Federal Reserve’s QE3 program.  During the second half of 2013, the Company repositioned its portfolio and lowered its leverage to reduce its exposure to rate moves and market volatility.

For the year, the Company distributed $2.45 per common share based on the combination of $2.07 per common share of core earnings and $0.38 per common share of undistributed income from 2012.  Book value per common share at December 31, 2013 was $21.50 compared to $28.19 at December 31, 2012 and total assets declined to $19.1 billion from $26.4 billion year over year.

Conference Call

The Company will host a conference call at 10:00 a.m. ET on Wednesday, February 12, 2014, to discuss financial results for the fourth quarter ended December 31, 2013.  To participate in the event by telephone, please dial (888) 317-6016 five to 10 minutes prior to the start time (to allow time for registration) and ask to join the “Hatteras Financial” conference call.  International callers should dial (412) 317-6016. Canada callers should dial (855) 669-9657.  A digital replay of the call will be available on Wednesday, February 12, 2014 at approximately 12:00 noon ET through Thursday, February 20, 2014 at 9:00 a.m. ET. Dial (877) 344-7529 and enter the conference ID number 10040682.  International callers should dial (412) 317-0088 and enter the same conference ID number.  Canada callers should dial (855) 669-9658 . The conference call will also be webcast live over the Internet and can be accessed at Hatteras' web site at www.hatfin.com.  To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  An audio replay of the event will be archived on Hatteras' web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in single-family residential mortgage real estate assets, such as pass-through securities guaranteed or issued by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC.  Hatteras is a component of the Russell 1000® index.

Non-GAAP Measures

In addition to the Company’s results presented in accordance with GAAP, this press release includes certain non-GAAP financial information.  Management’s decision to present these supplemental non-GAAP measures arose largely from two developments during

2013: 1) the Company’s cessation of hedge accounting for its interest rates swaps effective September 30, 2013, and 2) the Company’s use of TBA dollar rolls, which generate non-traditional investment income and embody off-balance sheet financing.  These changes result in the recognition of material fair value adjustments in net income, as well as line item classifications that make it difficult to clearly explain the economics of the Company’s results and strategies without supplemental disclosures.  The non-GAAP measures the Company employs include effective interest expense, effective net interest margin, core earnings, and certain financial metrics derived from non-GAAP information, such as effective cost of funds and effective leverage.  The Company uses these measures internally to assess its results and financial condition.  Therefore, the Company believes that providing these measures gives users of financial information additional clarity regarding its performance and financial condition, and better enables them to see “through the eyes of management.”

These measures involve differences from results computed in accordance with GAAP, and should be considered supplementary to, and not as a substitute for, the Company’s results computed in accordance with GAAP.  Further, the Company’s definition of these non-GAAP measures may not be comparable to other similarly-titled measures of other companies.  Reconciliations of each non-GAAP measure to its nearest directly comparable measure calculated in accordance with GAAP are included below.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," ”will,” "expect," "intend," "anticipate," "estimate," ”should,” "project" or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Forward-looking statements in this press release include, among others, statements about the Company’s MBS portfolio and repurchase agreements, future volatility in the domestic and global economies, risks in the portfolio and the Company’s return profile. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Table 1

Hatteras Financial Corp.

Balance Sheets

(Dollars in thousands, except share related amounts)

	December 31, 2013	December 31, 2012
Assets
Mortgage-backed securities, at fair value
(including pledged assets of $16,929,846 and $22,591,973 at December 31, 2013	$17,642,532	$23,919,251
and December 31, 2012, respectively)
Cash and cash equivalents	763,326	168,424
Restricted cash	225,379	281,021
Unsettled purchased mortgage-backed securities, at fair value	-	138,338
Receivable for securities sold	231,214	1,587,535
Accrued interest receivable	55,156	77,113
Principal payments receivable	95,021	190,832
Debt security, held to maturity, at cost	15,000	15,000
Interest rate hedge asset	15,841	-
Other assets	33,891	26,604
Total assets	$19,077,360	$26,404,118

Liabilities and shareholders’ equity
Repurchase agreements	$16,129,683	$22,866,429
Dollar roll liability	351,826	-
Payable for unsettled securities	-	137,121
Accrued interest payable	8,279	7,592
Interest rate hedge liability	125,133	243,945
Futures contract liability	36,733	-
Dividend payable	52,929	73,804
Accounts payable and other liabilities	8,676	2,363
Total liabilities	16,713,259	23,331,254

Shareholders’ equity:
7.625% Series A Cumulative Redeemable Preferred stock, $.001 par value, 25,000,000 shares authorized, 11,500,000 shares issued and outstanding at December 31, 2013
and December 31, 2012, respectively ($287,500 aggregate liquidation preference)	278,252	278,252
Common stock, $.001 par value, 200,000,000 shares authorized,
96,601,523 and 98,822,654 shares issued and outstanding at
December 31, 2013 and December 31, 2012, respectively	97	99
Additional paid-in capital	2,453,018	2,494,303
Retained earnings (accumulated deficit)	(359,214)	37,356
Accumulated other comprehensive (loss) income	(8,052)	262,854
Total shareholders’ equity	2,364,101	3,072,864
Total liabilities and shareholders’ equity	$19,077,360	$26,404,118

Table 2

Hatteras Financial Corp.

Statements of Income

For the years ended December 31, 2013 and 2012

(Dollars in thousands, except share related amounts)

	2013	2012

Interest income:
Interest income on mortgage-backed securities	$450,708	$504,800
Interest income on short-term cash investments	1,560	1,508
Total interest income	452,268	506,308

Interest expense	197,709	197,064

Net interest margin	254,559	309,244

Operating expenses:
Management fee	18,180	17,420
Share based compensation	2,594	1,920
General and administrative	7,092	5,006
Total operating expenses	27,866	24,346

Other income (loss):
Net realized gain (loss) on sale of mortgage-backed securities	(283,012)	64,347
Impairment of mortgage-backed securities	(8,102)	-
Loss on derivative instruments, net	(69,715)	-
Total other income (loss)	(360,829)	64,347

Net income (loss)	(134,136)	349,245
Dividends on preferred stock	21,922	7,551
Net income (loss) available to common shareholders	$(156,058)	$341,694

Earnings (loss) per share - common stock, basic	$(1.59)	$3.67

Earnings (loss) per share - common stock, diluted	$(1.59)	$3.67

Dividends per share of common stock	$2.45	$3.30

Weighted average common shares outstanding, basic	98,337,362	93,185,520

Weighted average common shares outstanding, diluted	98,337,362	93,185,520

Table 3

Hatteras Financial Corp.

Statements of Comprehensive Income

For the years ended December 31, 2013 and 2012

(Dollars in thousands)

	2013	2012

Net income (loss)	$(134,136)	$349,245

Other comprehensive income (loss):

Net unrealized gains (losses) on securities available for sale	(391,590)	115,008
Net unrealized gains (losses) on interest rate hedges	120,684	(25,476)
Other comprehensive income (loss)	(270,906)	89,532

Comprehensive income (loss)	$(405,042)	$438,777

Table 4

Key Statistics (1)

(Amounts are unaudited and subject to change)

(in thousands, except per share amounts)	Three months ended (unaudited)
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Statement of Income Data
Interest income	$104,768	$107,343	$115,474	$124,683	$131,728
Interest expense	(40,754)	(51,599)	(52,079)	(53,277)	(57,019)
Net interest margin	64,014	55,744	63,395	71,406	74,709

Operating expenses	(7,508)	(6,697)	(6,943)	(6,718)	(7,065)

Other income (loss):
Net realized gain (loss) on sale of mortgage-backed securities	(68,679)	(225,635)	8,802	2,500	39,103
Impairment of mortgage-backed securities	-	(8,102)	-	-	-
Gain (loss) on derivative instruments, net	2,205	(77,456)	5,485	51	-
Total other income (loss)	(66,474)	(311,193)	14,287	2,551	39,103

Net income (loss)	(9,968)	(262,146)	70,739	67,239	106,747
Dividends on preferred stock	(5,481)	(5,481)	(5,480)	(5,480)	(5,481)
Net income (loss) available to common shareholders	$(15,449)	$(267,627)	$65,259	$61,759	$101,266

Earnings (loss) per share, basic and diluted	$(0.16)	$(2.72)	$0.66	$0.62	$1.02

Weighted average shares outstanding	97,390	98,318	98,830	98,828	98,812

Distributions per common share	$0.50	$0.55	$0.70	$0.70	$0.70

Key Statistics (2)
Average MBS	$19,309,176	$23,825,254	$24,824,334	$24,126,341	$25,783,448
Average repurchase agreements and dollar roll liability	$18,013,431	$21,990,508	$22,701,463	$22,342,818	$23,692,240
Average equity	$2,405,778	$2,429,402	$3,034,954	$3,066,197	$3,158,139
Average portfolio yield	2.16%	1.80%	1.85%	2.06%	2.04%
Average cost of funds	0.90%	0.94%	0.92%	0.95%	0.96%
Interest rate spread	1.26%	0.86%	0.93%	1.11%	1.08%
TBA dollar roll income	$5,605	$-	$-	$-	$-
Average TBA dollar roll position	$803,746	$-	$-	$-	$-
Average portfolio yield, including TBA dollar roll income	2.19%	1.80%	1.85%	2.06%	2.04%
Effective interest expense (3)	$47,411	$51,599	$52,079	$53,277	$57,019
Effective cost of funds (3)	1.05%	0.94%	0.92%	0.95%	0.96%
Effective net interest margin (4)	$62,692	$55,744	$63,395	$71,406	$74,709
Effective interest rate spread (5)	1.14%	0.86%	0.93%	1.11%	1.08%
Core earnings (6)	$49,973	$43,566	$50,972	$59,208	$62,163
Core earnings per share, basic and diluted	$0.51	$0.44	$0.52	$0.60	$0.63
Constant Prepayment Rate (CPR)	14.2	19.7	20.8	19.0	19.8
Average annual portfolio repayment rate	19.55%	27.72%	28.10%	26.01%	26.55%
Debt to equity (at period end)	7.0:1	7.9:1	9.3:1	7.4:1	7.4:1
Debt to capital (at period end)	6.1:1	6.8:1	8.3:1	8.1:1	8.2:1

(1)

This table includes non-GAAP financial measures.  See the earlier section on non-GAAP Measures for important disclosures, as well as Tables 9 and 10 which contain reconciliations to the most comparable U.S. GAAP measures.

(2)	The averages presented herein are computed from the Company’s books and records, using daily weighted values. Percentages are annualized, as appropriate.
(3)

Effective interest expense includes certain interest rate swap adjustments.  Effective cost of funds is effective interest expense for the period on an annualized basis divided by average repurchase agreements and dollar roll liability for the period.  See Table 9.

(4)	Effective net interest margin includes certain interest rate swap adjustments and TBA dollar roll income. See Table 10.
(5)	Effective interest rate spread is the difference between average portfolio yield including TBA dollar roll income and effective cost of funds for the period.
(6)	Core earnings consists of effective interest margin reduced by operating expenses and dividends on preferred stock for the period. See Table 10.

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 5

Mortgage-backed Securities Portfolio as of December 31, 2013

	Agency
	Securities	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Loss	Gain	Fair Value	% of Total
Agency Securities
Fannie Mae Certificates
ARMS	$9,620,743	$(44,871)	$167,848	$9,743,720	55.2%
Fixed Rate	806,312	(1,798)	3,832	808,346	4.6%
Total Fannie Mae	10,427,055	(46,669)	171,680	10,552,066

Freddie Mac Certificates
ARMS	6,671,013	(70,752)	57,808	6,658,069	37.8%
Fixed Rate	338,738	(1,600)	21	337,159	1.9%
Total Freddie Mac	7,009,751	(72,352)	57,829	6,995,228

Ginnie Mae Certificates
ARMS	-	-	-	-	0.0%
Fixed Rate	96,236	(998)	-	95,238	0.5%
Total Ginnie Mae	96,236	(998)	-	95,238

Total Agency Securities	$17,533,042	$(120,019)	$229,509	$17,642,532

Table 6

Repo Borrowings December 31, 2013

	December 31, 2013
		Weighted Average
	Balance	Contractual Rate
Within 30 days	$13,170,898	0.37%
30 days to 3 months	2,958,785	0.40%
3 months to 36 months	-	-
	$16,129,683	0.37%

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 7

Swap Portfolio as of December 31, 2013

		Remaining	Weighted Average
	Notional	Term	Fixed Interest
Maturity	Amount	in Months	Rate in Contract

12 months or less	$2,200,000	8	1.71%
Over 12 months to 24 months	3,700,000	18	1.73%
Over 24 months to 36 months	2,400,000	30	0.92%
Over 36 months to 48 months	1,800,000	41	0.89%
Over 48 months to 60 months	400,000	50	0.96%

Total	$10,500,000	24	1.37%

Forward Starting Swaps
included above		Average	Weighted Average
	Notional	Term	Fixed Interest
Cash flow beginning in	Amount	in Months	Rate in Contract

12 months or less	$1,200,000	44	0.95%

Table 8

Components of Gain (Loss) on Derivative Instruments, Net

	Year ended	Three months ended
	December 31, 2013	December 31, 2013
Interest rate swaps – fair value adjustments	$25,036	$25,036
Interest rate swaps – monthly net settlements	(30,985)	(30,985)
Futures Contracts – fair value adjustments	(25,585)	19,008
Futures Contracts – realized losses	(33,298)	(5,971)
TBA dollar roll income	5,605	5,605
Net realized loss on TBA securities	(10,488)	(10,488)
Loss on derivative instruments, net	$(69,715)	$2,205

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 9

Reconciliation of GAAP Interest Expense to

Effective Interest Expense and Effective Cost of Funds

	Three months ended (unaudited)
	December 31, 2013		September 30, 2013		June 30, 2013		March 31, 2013		December 31, 2012
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)

Interest expense	$40,754	0.90%	$51,599	0.94%	$52,079	0.92%	$53,277	0.95%	$57,019	0.96%
Less: reclassification of deferred swap losses to interest expense (after hedge de-designation)	(24,328)	-0.54%	-	-	-	-	-	-	-	-
Interest rate swaps – monthly net settlements (after hedge de-designation)	30,985	0.69%	-	-	-	-	-	-	-	-
Effective interest expense and cost of funds	$47,411	1.05%	$51,599	0.94%	$52,079	0.92%	$53,277	0.95%	$57,019	0.96%

Average repo and dollar roll liability	$18,013,431		$21,990,508		$22,701,463		$22,342,818		$23,692,240

(1) Dollar amount on an annualized basis as a percentage of our average repurchase agreements and dollar roll liability

	2013		2012
	Amount	% (1)	Amount	% (1)

Interest expense	$197,709	0.93%	$197,064	0.96%
Less: reclassification of deferred swap losses to interest expense (after hedge de-designation)	(24,328)	-0.11%	-	-
Interest rate swaps – monthly net settlements (after hedge de-designation)	30,985	0.15%	-	-
Effective interest expense and cost of funds	$204,366	0.96%	$197,064	0.96%

Average repo and dollar roll liability	$21,252,038		$20,468,353

(1) Dollar amount as a percentage of our average repurchase agreements and dollar roll liability

Hatteras Financial Corp

(Amounts are unaudited and subject to change)

(Dollars in thousands)

Table 10

Reconciliation of GAAP Net Interest Margin to

Effective Net Interest Margin and Core Earnings

	Three months ended (unaudited)
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

Net interest margin	$64,014	$55,744	$63,395	$71,406	$74,709
Less: amortization of deferred swap losses included in interest expense	24,328	-	-	-	-
Interest rate swaps – monthly net settlements (after hedge de-designation)	(30,985)	-	-	-	-
Dollar roll income	5,605	-	-	-	-
Effective net interest margin	62,962	55,744	63,395	71,406	74,709
Total operating expenses	7,508	6,697	6,943	6,718	7,065
Dividends on preferred stock	5,481	5,481	5,480	5,480	5,481
Core earnings	$49,973	$43,566	$50,972	$59,208	$62,163

Core earnings per common share, basic and diluted	$0.51	$0.44	$0.52	$0.60	$0.63

	2013	2012

Net interest margin	$254,559	$309,244
Less: amortization of deferred swap losses included in interest expense	24,328	-
Interest rate swaps – monthly net settlements (after hedge de-designation)	(30,985)	-
Dollar roll income	5,605	-
Effective net interest margin	253,507	309,244
Total operating expenses	27,866	24,346
Dividends on preferred stock	21,922	7,551
Core earnings	$203,719	$277,347

Core earnings per common share, basic and diluted	$2.07	$2.98

CONTACT:
Hatteras Financial Corp.
Kenneth A. Steele, Chief Financial Officer
336- 760-9331
or
CCG Investor Relations
Mark Collinson, Partner
310-954-1343
www.ccgir.com